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                                                                     EXHIBIT 4.4


                         ATC COMMUNICATIONS GROUP, INC.
                        1996 STOCK EXCHANGE RIGHTS PLAN


1.       PURPOSE OF THE PLAN

         The ATC Communications Group, Inc. ("ATC" or the "Company") 1996 Stock Exchange Rights Plan ("Plan") is intended to promote the interests of ATC by providing liquidity for stock option holders of Advanced Telemarketing Corporation ("Subsidiary") who receive shares of Subsidiary stock pursuant to Subsidiary stock options. The Plan shall constitute a "plan of reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and all exchanges of Subsidiary stock for ATC stock effected hereunder shall be effected in accordance therewith.

2.       ADMINISTRATION OF THE PLAN

         (a) The Plan shall be administered by the Company's Board of Directors ("Board") or, to the extent provided by the Board, a committee ("Committee") appointed by the Board. Members of the Committee shall serve for such term as the Board may determine and shall be subject to removal by the Board at any time. No person serving as a member of the Board or the Committee shall act on any matter relating solely to such person's own interests under the Plan. For purposes of the Plan, the term "Administrator" shall mean the Board, or if the Board delegates responsibility for any matter to the Committee, the Committee.

         (b) The Administrator shall have full power and authority to (i) determine the time or times at which each exchange right under the Plan is to become exercisable, (ii) determine the maximum term for which such exchange right is to be exercisable, and (iii) determine all other terms and conditions upon which each such exchange right may be exercised. The Administrator shall have the full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding exchange right as it may deem necessary or advisable. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding exchange right. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any exchange right granted under the Plan.

3.       ELIGIBILITY FOR EXCHANGE RIGHTS

         All persons who are employees of the Subsidiary and who hold options to purchase Subsidiary stock ("Participants") shall be eligible to receive exchange rights under the Plan.




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4.       STOCK SUBJECT TO THE PLAN

         (a) The stock issuable under the Plan shall consist of shares of the Company's authorized but unissued or reacquired common stock, $.01 par value per share (the "Common Stock"). The aggregate number of shares issuable under the Plan shall not exceed 518,000, subject to adjustment as provided in subsection (b).

         (b) If any change is made to the Common Stock issuable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or other change in capital structure made without receipt of consideration), then, unless such change results in the termination of all outstanding exchange rights pursuant to the provisions of Section 6, the Administrator will equitably adjust the maximum number and class of shares issuable under the Plan to reflect the effect of such change upon the Company's capital structure, and will make appropriate adjustments to the number and class of shares of the stock subject to each outstanding exchange right. The adjustments determined by the Administrator shall be final, binding and conclusive.

         (c) If any change is made to the Subsidiary common stock that may be exchanged under the Plan as a result of any stock dividend on, dividend of or stock split or stock combination, the exchange rights under the Plan shall continue to apply to such Subsidiary stock as so changed, and the Administrator will equitably adjust the exchange rights to preserve, without dilution, the rights of Participants with respect to such exchange rights.

5.       TERMS AND CONDITIONS OF EXCHANGE RIGHTS

         (a) Description. An exchange right granted under this Plan shall entitle the holder, at the times set out below, to transfer to the Company shares of Subsidiary common stock received by exercise of options granted under a Subsidiary stock option plan, and receive in exchange shares of Common Stock. Each Participant under the Plan will be entitled to receive two shares of the Company's Common Stock for every one share of Subsidiary common stock transferred to the Company in accordance with the Plan, subject to adjustment as provided in Section 4.

         (b) Exchange Right Agreements. Each exchange right granted under the Plan shall be evidenced by an exchange right agreement that complies with the terms and conditions of this section. Each exchange right agreement shall specify the options granted under the Subsidiary stock option plan to which the exchange rights will apply.

         (c) Term and Exercise of Exchange Rights. Each exchange right granted under the Plan shall be exercisable at such time or times and during such period as is determined by the Administrator and set forth in the exchange right agreement evidencing such exchange rights; provided, however, that no exchange right granted under the Plan shall be exerciseable until six months following the date that the Subsidiary stock option to which the exchange right relates has been exercised, and provided further, that no exchange right shall have a term in excess of ten years from its date of grant. An exchange right by its terms shall not be assignable or





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transferable by the holder other than by will or by the laws of descent and distribution; during the lifetime of the holder, such exchange right shall be exercisable only by the holder. Exchange rights may be exercised by written notice to the Company (in such terms as the Administrator may specify and as shall be reflected in the applicable exchange right agreement).

         (d) Stockholder Rights. No Participant shall have any of the rights of a stockholder with respect to any Common Stock covered by an exchange right until such Participant has exercised the exchange right and been issued a stock certificate for the purchased shares.

6.       SALE, MERGER, REORGANIZATION, ETC.

         (a) In the event that the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, then each exchange right outstanding under the Plan shall, to the extent not already exercisable, become exercisable, immediately prior to the consummation of such sale, merger, reorganization or liquidation, with respect to the full number of shares of Common Stock subject to such exchange right, to the extent that the holder of the exchange right is or becomes the beneficial owner of the Subsidiary stock subject to the exchange right. No such acceleration of the exercise date, however, shall occur if the terms of the agreement require as a prerequisite for the consummation of any such sale, merger, reorganization or liquidation that each outstanding exchange right shall either be assumed by the successor company or parent thereof or be replaced with a comparable exchange right to receive shares of capital stock of the successor company or parent thereof. The determination of such comparability shall be made by the Board, and its determination shall be final, binding and conclusive. Upon consummation of the sale, merger, reorganization or liquidation contemplated by the agreement, all outstanding exchange rights, whether or not accelerated, shall terminate and cease to be exercisable, unless assumed pursuant to a written agreement by the successor company or parent thereof.

         (b) The grant of exchange rights under the Plan shall not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.       CANCELLATION AND NEW GRANT OF EXCHANGE RIGHTS

         The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, the cancellation of any or all outstanding exchange rights under the Plan and to grant in substitution therefor new exchange rights under the Plan covering the same or different numbers of shares of Common Stock.

8.       AMENDMENT OF THE PLAN AND EXCHANGE RIGHTS

         The Board shall have complete and exclusive power and authority to amend the Plan and the Administrator may amend or modify outstanding exchange rights issued under the Plan in any or all respects whatsoever not inconsistent with the terms of the Plan; provided, however,





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that no such amendment shall adversely affect the rights and obligations of a holder with respect to exchange rights at the time outstanding under the Plan unless the holder consents in writing to such amendment.

9.       EFFECTIVE DATE AND TERM OF PLAN

         (a) The Plan shall become effective when adopted by the Board. To the extent necessary to comply with NASDAQ requirements or applicable law, the Plan will be submitted, at the next regularly scheduled shareholders' meeting, for approval by the shareholders of the Company by the affirmative vote of a majority of the total votes cast in person or by proxy (or other stipulated vote). Notwithstanding the foregoing, exchange rights may be granted under the Plan at any time after the Board's adoption of the Plan and before the date is fixed herein for termination of the Plan.

         (b)     Unless the Plan is sooner terminated in accordance with
Section 6, no exchange right may be granted under the Plan after the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of exchange rights granted hereunder. No exchange right may be granted after twelve months following the adoption of the Plan by the Board.

10.      CONDITIONS TO ISSUING COMMON STOCK UNDER THE PLAN

         The Company will not be obligated to issue any shares of Common Stock upon the exercise of any exchange right granted under the Plan unless the issuance and delivery of shares complies with all provisions of applicable federal and state securities laws and the requirements of any stock market or exchange upon which shares of the Common Stock may then be listed.

         As a condition to the exercise of an exchange right, the Company may require the person exercising such right to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

         The Company will not be liable for refusing to issue any shares of Common Stock covered by any exchange right if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to lawfully sell or issue such shares. In addition, although the Company has no other obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any exchange right, the Company hereby agrees to file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to shares of Common Stock issuable pursuant to the Plan that would allow the Participants to resell the shares of Company Common Stock acquired upon exercise of the exchange rights. The Company agrees to deliver a prospectus conforming to the requirements of Form S-8 to each Participant prior to vesting of the exchange rights. The Company will use its commercially reasonable efforts to effect and maintain the effectiveness of such registration statement (and maintain the current status of any prospectus relating thereto) for so long as any of the exchange rights granted under the Plan remain outstanding.





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Notwithstanding the foregoing, if in exercising such efforts, the Company is unable for any reason to effect or maintain such effectiveness, or to maintain the current status of any prospectus, or if the Company's Common Stock generally ceases to be a registered security under the Securities Exchange Act of 1934, the Company shall have no liability or obligation, financial or otherwise, to the Participants under this Section 10.

11.      RESTRICTIONS ON SHARES

         Shares of Common Stock issued pursuant to the Plan will be subject to restrictions on transfer under applicable federal and state securities laws. Subject to the other terms of this Plan, the Administrator may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions will be set forth in the exchange rights agreement entered into hereunder.

12.      GOVERNING LAW

         THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

13.      SEVERABILITY OF PROVISIONS

         If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision will be fully severable, and the Plan will be construed and enforced as if such provision had never been inserted herein.





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